UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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Winmark Corporation
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2023

TO THE SHAREHOLDERS OF WINMARK CORPORATION

Notice is hereby given to the shareholders of Winmark Corporation that our Annual Meeting of Shareholders will be held at our corporate offices, 605 Highway 169 N, Suite 100, Minneapolis, Minnesota 55441 on Wednesday, April 26, 2023 at 3:00 p.m. Central Daylight Time, to consider and act upon the following matters:

1.	To set the number of members of the Board of Directors at eight.

2.	To elect eight directors to serve for a term of one year.

3.	To consider an advisory vote to approve executive compensation.

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2023 fiscal year.

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 6, 2023 will be entitled to vote at the meeting and adjournments of the meeting.

You are cordially invited to attend the meeting. Even if you do not plan to attend the meeting, we urge you to sign, date and return the proxy at once in the enclosed envelope.

By the Order of the Board of Directors

Brett D. Heffes
Chairman of the Board and Chief Executive Officer

Dated March 10, 2023

Winmark Corporation

605 Highway 169 North, Suite 100

Minneapolis, Minnesota 55441

Annual Meeting of Shareholders

April 26, 2023

PROXY STATEMENT

GENERAL

The Annual Meeting of Shareholders of Winmark Corporation will be held on Wednesday, April 26, 2023, at 3:00 p.m., Central Daylight Time, at our corporate offices, 605 Highway 169 N, Suite 100, Minneapolis, Minnesota 55441, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Winmark qualifies as a “Smaller Reporting Company” under Item 10(f)(1) of Regulation S-K. Therefore, Winmark has determined to comply with the disclosure requirements applicable to Smaller Reporting Companies in this Proxy Statement. Winmark has elected to voluntarily include some disclosures not required by a Smaller Reporting Company.

The enclosed proxy is solicited by our Board of Directors. Such solicitation is being made by mail and may also be made by directors, officers and regular employees of Winmark personally or by telephone. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting thereof by so notifying us in writing at the above address, attention: Corporate Secretary, or by appearing in person at the meeting. Shares represented by proxies will be voted as specified in such proxies, and if no choice is specified, will be voted in accordance with the Board’s recommendations: FOR Proposal #1 to set the number of members of the Board of Directors at eight, FOR each of the eight nominees set forth in Proposal #2 to serve for a one year term, FOR Proposal #3 in favor of the advisory vote to approve executive compensation, FOR Proposal #4 ratifying the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2023 fiscal year. With respect to any other matter that properly comes before the Annual Meeting, Brett D. Heffes and Anthony D. Ishaug will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Shares voted as abstentions on any matter (or a “withhold authority” vote as to directors) will be counted as present and entitled to vote for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. If a broker submits a “non-vote” proxy, indicating that the broker does not have discretionary authority to vote certain shares on a particular matter, those shares will be counted as present for purposes of determining a quorum, but will not be considered present and entitled to vote for purposes of calculating the vote with respect to such matter.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the determination of the size of the Board, the election of eight directors and the advisory vote on executive compensation (Proposals 1, 2 and 3 of this Proxy Statement). Your bank or broker is not permitted to vote your uninstructed shares in determining the size of the board, the election of directors or approval of executive compensation on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or in the advisory vote relating to executive compensation, no votes will be cast on your behalf on Proposals 1, 2 and 3. Your bank or broker does have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 4 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by Winmark. Winmark may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock. This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about March 22, 2023.

IMPORTANT NOTICE REGARDING AVAILABILITY

OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 26, 2023

Under rules promulgated by the Securities and Exchange Commission (the “SEC”), Winmark is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our shareholders at www.winmarkcorporation.com by following the tab under “Investor Relations” and the link for “Proxy Materials”:

●	Notice of 2023 Annual Meeting of Shareholders to be held on Wednesday, April 26, 2023;

●	Proxy Statement and form of proxy for 2023 Annual Meeting of Shareholders to be held on Wednesday, April 26, 2023; and

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed March 6, 2023, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 6, 2023, 3,463,191 shares of our Common Stock were issued and outstanding. Common Stock is the only outstanding class of capital stock entitled to vote at the meeting. Each share of Common Stock is entitled to one vote on each matter to be voted on at the meeting. Shareholders are not entitled to cumulative voting rights.

Under applicable Minnesota law, approval of each of the proposals to be voted on at the meeting except the election of the nominees requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting. The election of the nominees requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present.

ELECTION OF DIRECTORS

(Proposals #1 and #2)

At the meeting, the Board of Directors is to be elected to hold office until the 2024 Annual Meeting or until successors are elected and are qualified to serve. Our Bylaws provide that the number of directors on our Board shall be fixed by the shareholders, subject to increase by the Board of Directors in an interim period between shareholder votes. Paul C. Reyelts, a current member of the Board of Directors, will not be standing for re-election at our Annual Meeting. The Nominating Committee recommended to the Board of Directors that the shareholders set the number of directors at eight. The Nominating Committee also recommended to the Board of Directors that the shareholders re-elect the nominees named below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, to set the number of directors at eight and for the election of the nominees named below, unless one or more of such nominees should become unavailable for election, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and we know of no reason why any of the listed nominees would be unavailable to serve.

Information Concerning Nominees:

Brett D. Heffes, age 55, has been Chairman of our board of directors since March 1, 2020 and has been a member of our Board of Directors and has served as our Chief Executive Officer since February 2016. Mr. Heffes served as President of Winmark Corporation from February 2011 to February 2016. From November 2002 to February 2011, Mr. Heffes served in a number of positions for Winmark including President of Finance and Administration, Chief Financial Officer and Treasurer. In his current capacity as Chairman and Chief Executive Officer, Mr. Heffes provides our board with valuable insight regarding Winmark’s operations. Additionally, he brings experience in executive management, financial management, capital markets and corporate governance matters related to his prior service on other public company boards of directors.

Lawrence A. Barbetta, age 60, has been a member of our board of directors since April 2012. He currently serves as Chairman of the Board and Chief Executive Officer of eLab Analytics, a provider of cloud computing based industry-specific business intelligence applications. From 2001 to 2006 Mr. Barbetta was with Siebel Systems, most recently as Senior Vice President and General Manager. He joined Siebel Systems with the acquisition of nQuire Software, a company founded by Mr. Barbetta and where he served as Chief Executive Officer and President from 1997 to 2001. Through his entrepreneurial experiences, and as a senior executive team member with large public software companies, Mr. Barbetta brings to our board expertise managing high-growth businesses and an extensive understanding of the rapidly changing technological landscape.

Amy C. Becker, age 58, was appointed to our board of directors in November 2022. She currently serves as the Chief Legal Officer and Corporate Secretary at Donaldson Company, Inc., a global leader in technology-led filtration products and solutions. She also served as Donaldson’s Vice President, General Counsel and Secretary from August 2014 to November 2022 and Assistant General Counsel from January 1998 to August 2014. Ms. Becker brings to our board extensive experience with public company governance, legal strategy and executive management.

Jenele C. Grassle, age 63, has been a member of our board of directors since January 2001. She currently serves as Associate Director, Alumni Career Services at St. Olaf College. She served as Vice President, Merchandising for Bluestem Brands, Inc. from June 2012 until March 2017. Ms. Grassle served as Vice President, Merchandising for Aimia, formerly Carlson Marketing, from May 2008 to December 2011. Ms. Grassle served as the Vice President/General Merchandise Manager at Value Vision Media, Inc. from July 2007 to April 2008, as Vice President, Jewelry from July 2006 to July 2007 and as Divisional Merchandise Manager, Ready-to-Wear, Accessories and Cosmetics from February 2005 to July 2006. Ms. Grassle’s background as an executive officer and her expertise in retail management including merchandising, operations and marketing provides expertise as well as leadership skills to our board.

Philip I. Smith, age 55, was appointed to of our board of directors in March 2023. He currently serves as Executive Chairman of Intricon Corporation and as an Operating Partner of Altaris, LLC, a New York based investment firm focused on the healthcare industry. Prior to joining Altaris, he was a Managing Director with Kroll (formerly Duff & Phelps), an investment banking firm, from April 2017 to June 2022. Mr. Smith has also served as an executive officer for a number of medical technology companies. In addition, Mr. Smith currently serves on the board of directors of Trean Insurance Group Inc. (Nasdaq: TIG) and Nortech Systems Incorporated (Nasdaq: NSYS). Mr. Smith brings experience in financial and executive management, corporate governance and capital markets to our board.

Gina D. Sprenger, age 61, was appointed to our board of directors in January 2021. She served as Chief Strategic Retail Officer for Fanatics, Inc. from January 2020 until her retirement in September 2022, and as Senior Vice President/General Merchandise Manager from September 2016 to January 2020. She served as Executive Vice President, Merchandising for Bluestem Brands, Inc. from May 2011 to July 2016. Prior to that, Ms. Sprenger served in multiple roles over 25 years at Target, most recently as Senior Vice President Merchandising. Ms. Sprenger’s extensive experience in merchandising, retail management and ecommerce provides valuable expertise to our board.

Percy C. (Tom) Tomlinson, Jr., age 60, was appointed to our board of directors in December 2021 and serves as Lead Director. He currently serves as an Operating Partner with Blue Wolf Capital Partners, a New York based middle market focused Private Equity Investor, and serves as an advisor to several Private Equity backed portfolio companies. He served as Chief Executive Officer and Board Member of Alliance HealthCare Services, a leading national provider of outsourced healthcare services, from October 2013 to August 2018. In addition, Mr. Tomlinson is Executive Chairman of the Board of Civco Radiotheraphy and serves on the Board of Directors of United Skin Specialists and the Governing Board of Venture. Mr. Tomlinson brings to our board extensive experience in executive and financial management, capital markets and corporate governance in both public and private companies.

Mark L. Wilson, age 74, has been a member of our board of directors since May 2000. He served as Of Counsel at the law firm of Henson & Efron, P.A. from 2006 to August 2022. From 1999 to 2006, he served as President of Weisman Enterprises, Inc. and its affiliates, a vending and small transaction management company. In addition, Mr. Wilson is currently a member of the Board of Directors of The Goodman Group, The Goodman Family Operating Foundation, Gold Medal Park Conservancy and Friends of the Falls. Mr. Wilson’s background in legal matters and executive management provides significant insight and expertise to our board. He provides valuable guidance on the issues of corporate governance, risk management and general management.

Board Recommendation

The Board of Directors recommends that the shareholders vote FOR Proposal #1 to set the number of members of the Board of Directors at eight. The Board of Directors recommends that the shareholders vote FOR each of the eight nominees set forth in Proposal #2 to serve for a one year term.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

We have adopted the Winmark Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), that applies to our directors, officers and employees. The Code of Conduct is publicly available on our web site at www.winmarkcorporation.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendments or waiver on our web site or in a report on Form 8-K.

Leadership Structure of the Board

In accordance with Winmark’s bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. The Board does not have a policy regarding whether the role of the Chairman and Chief Executive Officer should be separate.

Because our Chief Executive Officer also serves as Chairman of the Board, Winmark has a Lead Director who is nominated by the Governance and Nominating Committee and is elected by a majority of the independent directors. Our Lead Director presides over meetings of our independent directors and is an additional resource to the Board with respect to governance and financial matters.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Winmark’s current Board structure combining the principal executive officer and board chairman positions and utilizing a Lead Director is the most appropriate leadership structure for Winmark and its shareholders given its ownership and operating structure.

Hedging Policy

Our Policy Statement on Confidential Information and Securities Trading (a) prohibits directors and officers from buying or selling puts or calls or otherwise engaging in hedging or similar derivative transactions with respect to Winmark securities; and (b) strongly discourages other employees from engaging in such transactions.

Majority of Independent Directors; Committees of Independent Directors

The Board of Directors has determined that all of our non-executive director nominees (Mses. Grassle, Becker and Sprenger and Messrs. Barbetta, Smith, Tomlinson, and Wilson), as well as Mr. Reyelts, collectively constituting a majority of the Board of Directors, are independent directors in accordance with rules of the NASDAQ since none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Heffes is precluded from being considered independent by NASDAQ rules since he currently serves as an executive officer of Winmark.

Each member of the Audit Committee, Compensation Committee and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with NASDAQ rules.

Standing Committees

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee. Each of these Committees’ duties are set forth in a charter, which are available on our website at www.winmarkcorporation.com under the “Investor Relations” heading.

Audit Committee

The Audit Committee provides oversight by reviewing financial reports and other financial information of Winmark, reviewing our systems of internal control regarding finance, accounting, legal compliance and ethics, and reviewing our auditing, accounting and financial reporting process. The Audit Committee monitors our financial reporting process and internal control system. The Audit Committee coordinates, reviews and appraises the audit efforts of our independent registered public accounting firm. Further, the Audit Committee communicates directly with the independent accountants, financial and senior management and Board of Directors regarding the matters related to the Committee’s responsibilities and duties. The Board has determined that Paul C. Reyelts and Percy C. Tomlinson are “audit committee financial experts” under the rules of the SEC. The current Audit Committee members, all of whom are independent directors, are Percy C. Tomlinson (Chair), Lawrence A. Barbetta and Philip I. Smith. Prior to Mr. Tomlinson being named Chair of the Audit Committee and Mr. Smith’s election to the Audit Committee, both of which occurred following the issuance of the Audit Committee report on page 21, Paul C. Reyelts (Chair) and Mark L. Wilson were members of the Audit Committee. The Audit Committee held four (4) meetings during fiscal 2022.

Compensation Committee

The Compensation Committee’s purpose is to assist the Board of Directors in the discharge of its responsibilities relating to (a) fair, reasonable, and competitive compensation practices for our executive officers and other key employees which are consistent with our objectives; (b) oversight of broad-based employee compensation policies and programs; and (c) fair, reasonable and competitive compensation and benefit programs for our nonemployee directors. The current Compensation Committee members are Mark L. Wilson (Chair), Jenele C. Grassle, Gina D. Sprenger and Amy C. Becker, who was elected to the Compensation Committee following the issuance of the Compensation Committee report on page 12. The Compensation Committee held one (1) meeting during fiscal 2022.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

●	Review and approve annually appropriate incentive compensation goals and objectives for the CEO and other executive officers.

●	Consider and approve the base salary, incentive and equity-based compensation awards and other compensation actions for the CEO based upon an evaluation of the CEO’s performance, effectiveness and other relevant considerations.

●	Review and approve base salaries, incentive and equity-based compensation awards and other compensation actions for all other executive officers, based upon an evaluation of such officer’s performance, effectiveness, the recommendations of the CEO and other relevant considerations.

Compensation decisions for nonemployee members of the Board of Directors, including equity awards, are made by the Compensation Committee. The Compensation Committee also makes decisions regarding the equity compensation of any other Winmark employees. The Compensation Committee has not elected to utilize the services of a compensation consultant in determining executive compensation, though they have the discretion to utilize the services of a consultant as outlined in the Compensation Committee’s Charter. To the extent the Committee determines to expend in excess of $5,000 during any fiscal year on consultants, it shall advise the Board of such excess expenditures.

Our Chief Executive Officer, with the input of other officers at his discretion, provides the Compensation Committee with recommendations for the compensation of all executive officers and nonemployee directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee had no interlocks.

Nominating Committee

The purpose of the Nominating Committee is to advise the Board of Directors and provide oversight on matters related to (a) the size of the Board, the selection and nomination of Board Members; and (b) recommendation to the Board for the Board’s approval of Board committee members. The current Nominating Committee members are Jenele C. Grassle (Chair), Amy C. Becker and Gina D. Sprenger. Prior to Ms. Becker’s election to the Nominating Committee on March 1, 2023, Mark L. Wilson served as the third member of the Nominating Committee. The Nominating Committee held one (1) meeting during fiscal 2022.

Winmark does not have a formal policy with regard to the consideration of director candidates recommended by shareholders since it is our practice to consider director recommendations from any source. The Board is comprised of a majority of independent directors, which ensures consideration of director candidates from any source based on the criteria set forth below. Each Nominating Committee member is independent. The Board will consider director candidates recommended by shareholders according to the following membership criteria.

Board Membership Criteria

In selecting the new directors, the Nominating Committee shall consider any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to composition of the Board, principles of diversity and such other factors as the Committee shall deem important.

The Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.

During 2020, the Board of Directors began a thoughtful process toward Board transition and succession planning. Since that time, two of our long-tenured Board members have chosen to not stand for re-election, and we have added four new Board members. As part of this ongoing planning, during 2022 the Board adopted term limit guidelines for independent directors, such that the Board will not recommend for re-election any independent director that has completed fifteen years of service as a member of the Board on or prior to the date of the election as to which the recommendation relates, except in certain extenuating circumstances. Two of the independent director nominees set forth in Proposal #2 above have tenures in excess of fifteen years. The Board of Directors believes that, in order to ensure the smoothest transition possible for the Company and its Shareholders, these nominees be re-elected to the Board.

The following tables set forth certain diversity statistics as self-reported by the members of our Board of Directors as of the dates specified.

Board Diversity Matrix (As of March 10, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Gender Undisclosed
Part I: Gender Identity
Directors	3	6	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	1

Board Diversity Matrix (As of March 8, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Gender Undisclosed
Part I: Gender Identity
Directors	2	4	-	2
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	2

Shareholder Nomination of Directors

A shareholder who wishes to recommend one or more directors must provide a written recommendation to our Corporate Secretary at the address below. Notice of a recommendation must include:

with respect to the shareholder:

-      name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

-      name, age, business address, residence address,

-      current principal occupation,

-      five year employment history with employer names and a description of the employer’s business,

-      the number of shares beneficially owned by the nominee,

-      whether such nominee can read and understand basic financial statements, and

-      membership on other boards, if any.

The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. We may require any nominee to furnish additional information that may be needed, or interview a prospective candidate, to determine the eligibility of the nominee.

Risk Oversight

Our Board is charged with providing oversight of Winmark’s risk management processes. Specifically, the Audit Committee is primarily responsible for overseeing the risk management function. In carrying out its responsibilities, the Audit Committee works closely with Winmark’s Chief Financial Officer. The Audit Committee meets quarterly to discuss the financial affairs of the Company, and such other times as circumstances dictate. In addition, at least annually, the Audit Committee reviews a risk assessment and an overview of the risk management processes of the Company.

Meeting Attendance

During fiscal 2022, the Board of Directors held four (4) meetings. All directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served.

We have not adopted a formal policy with regard to Board Members’ attendance at annual meetings of shareholders; however, all directors are encouraged to attend such meetings. All of the directors attended the Annual Meeting last year.

Shareholder Communications

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Winmark Corporation

Attention: Board of Directors

605 Highway 169 N, Suite 400

Minneapolis, Minnesota 55441

EXECUTIVE OFFICERS

The executive officers of Winmark are as follows:

Name	Age	Position
Brett D. Heffes	55	Director, Chairman and Chief Executive Officer
Anthony D. Ishaug	51	Executive Vice President, Chief Financial Officer and Treasurer
Renae M. Gaudette	54	Executive Vice President, Chief Operating Officer

Brett D. Heffes has been Chairman of our Board of Directors since March 1, 2020 and has been a member of our Board of Directors and has served as our Chief Executive Officer since February 2016. Mr. Heffes served as President of Winmark Corporation from February 2011 to February 2016. From November 2002 to February 2011, Mr. Heffes served in a number of positions for Winmark including President of Finance and Administration, Chief Financial Officer and Treasurer.

Anthony D. Ishaug has served as our Chief Financial Officer since September 2008, Treasurer since November 2009 and Executive Vice President since December 2016. Prior to joining Winmark, Mr. Ishaug was employed as Chief Operating Officer and Chief Financial Officer of Department 56, Inc., (a division of Lenox Group, Inc.), a giftware and collectible company, from January 2008 until September 2008. From April 2005 to January 2008, Mr. Ishaug served as Controller and Treasurer of Lenox Group, Inc.

Renae M. Gaudette has served as our Executive Vice President and Chief Operating Officer since February 2022. Ms. Gaudette served as President, Franchising from March 2020 to January 2022, as Vice President, Franchising from February 2017 to February 2020 and as Vice President, Franchise Operations from February 2014 to January 2017. From May 1995 until February 2014, Ms. Gaudette served in a number of positions for Winmark including Director of Plato’s Closet, Director of Training, as well as various operational roles.

The term of office of each executive officer continues until terminated by Winmark or the officer.

There are no arrangements or understandings among any of the executive officers of Winmark and any other person (not an officer or director of Winmark) pursuant to which any of the executive officers were selected as an officer of Winmark.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As a Smaller Reporting Company, Winmark is not required to furnish a Compensation Discussion and Analysis; however, we continue to provide additional disclosure about our compensation philosophy and practices as we believe that increased transparency surrounding executive compensation benefits all Winmark shareholders.

Overview of Compensation Structure

The Compensation Committee of the Board of Directors has the responsibility for approving, monitoring and generally overseeing compensation of each of the executive officers named in the Summary Compensation Table on page 12. We refer to these executive officers as our Named Executive Officers or NEOs. Our Chairman and Chief Executive Officer, Brett D. Heffes, provides the Compensation Committee with the information necessary to evaluate NEO compensation.

Compensation Philosophy

For over 20 years, we have utilized a simple compensation plan that is designed to attract, retain and incent high quality executive management for Winmark. The plan encourages long-term investment in the business as well as current year financial and operating performance. We believe the plan has greatly benefitted our shareholders because our NEOs clearly understand their goals and the drivers of both short- and long-term compensation. Implementation of this plan over a long period of time has led to significant long-term equity ownership for the NEOs, which we believe is key to the proper management of Winmark for the benefit of its shareholders. Your management team has significant ownership in Winmark – not due to a requirement but by their individual choice. These positions have been built up over a 20-, 14- and 28-year career by your Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively. As of March 10, 2023, your Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer own stock equal to 49 times, 32 times and 11 times their respective base salaries. These amounts exclude any equity value derived from stock options. We believe that these ownership stakes built up over decades provides alignment with our shareholders. Significant NEO ownership has also led the Company to eschew many common features included in executive compensation practices including employment contracts, severance agreements, perquisites, stock grants, RSUs and annual bonus opportunities that pay out at multiples of base salary. Given the significant ownership of each NEO, it is also important to note that long-term share appreciation is the key factor in how the NEOs will be financially rewarded, more so than current year cash compensation.

We do not utilize compensation consultants as we do not believe that spending shareholder funds on such services would improve NEO alignment or enhance share price performance. Rather, we believe that using compensation consultants would result in an increase in the level of compensation paid to our NEOs and ultimately be more expensive for the shareholders of Winmark. We acknowledge that the simplicity of our executive compensation plan makes us different than many public companies. We also believe that the design and execution of our executive compensation plan over the long term has greatly benefitted our shareholders. Total shareholder return for the 20-year period from fiscal 2003 through fiscal 2022 approximated 18.4% per year.

Each of our current NEOs significantly increased their duties from 2019 through 2020 as a result of the departure of three former NEOs during that time frame. This was the primary factor that contributed to an increase in 2021 compensation level for our current NEOs, particularly for our Chairman and Chief Executive Officer.

Consideration of Previous Say-On-Pay Results

We receive feedback from shareholders on our compensation programs through the advisory vote on the compensation paid to our NEOs, which we held for the first time at the 2013 Annual Meeting of Shareholders and currently hold every year. The advisory vote on the compensation paid to our NEOs has historically demonstrated shareholder support of our executive compensation program, as summarized in the table below:

Say On Pay	2020	2021	2022
Percentage in Favor(1)	93.3%	95.3%	65.9%

(1)	As a percentage of the votes cast for and against not including votes abstained and broker non-votes.

Last year, in response to an “against” recommendation regarding Winmark’s executive compensation from a major proxy advisory firm, the Company contacted and had live conversations with 10 non-executive or director shareholders that collectively owned approximately 50% of our total outstanding shares of Common Stock. The Say on Pay proposal was discussed with each shareholder and their feedback was requested. Nine of the ten shareholders indicated that they intended to vote in favor of the proposal, and the remaining one stated that their firm’s policy was not to disclose their voting practices (we estimate this shareholder accounted for approximately 1% ownership of Winmark). Shareholder feedback is a critical component of all of our governance practices, including decisions regarding NEO compensation. As a result of the lower favorable vote at the 2022 Annual Meeting of Shareholders compared to prior year votes, the Compensation Committee has increased its disclosures regarding executive compensation contained within this Compensation Discussion and Analysis.

Summary of Compensation Components

The primary components of compensation for NEOs are:

●	Base Salary
●	Annual Bonus Opportunity
●	Long Term, Equity-Based Compensation

Base Salary. Base salary levels are typically considered by the Compensation Committee annually, and may also be considered upon a promotion or other change in job responsibility. Base salaries provide the NEOs with regular compensation for services performed during the fiscal year, and is used to establish a pay range for the annual bonus opportunity. Base salaries are put in place that are available to our NEOs when looking at (i) comparable consumer-oriented public companies in Minnesota; (ii) non-founder compensation for public “resale” companies nationwide; (iii) publicly held specialty retailers of comparably-valued teen apparel, children’s apparel, women’s apparel and sporting goods; and (iv) selected public company franchisors. Last year, a major proxy advisory firm selected a peer group that, at the time of issuance of their report, had an average market capitalization less than 50% of Winmark’s. We do not believe the peer group executive compensation reflected market compensation available to our NEOs.

Annual Bonus Opportunity. In addition to base pay, each NEO is eligible to receive an annual incentive bonus. The annual bonus for each NEO, awarded at the discretion of the Compensation Committee, may range in amount from 0% to 100% of that NEO’s salary, but in any event is capped at 100% of base salary. We believe that the cap is a critical factor of our plan. Our NEOs are not motivated to take excessive risk for short-term gain. The annual incentive bonus is designed to motivate and reward the NEOs for furthering the achievement of the Company’s short and long-term objectives during the fiscal year. This component of compensation also emphasizes the accountability each NEO has to contribute to the growth and financial success of the Company, and motivates the NEOs to achieve individual and company expectations. During 2021, we increased the number of guidelines and metrics to determine annual bonus compensation, and approximately 80% of the annual bonus opportunity is non-discretionary for our NEOs. The Compensation Committee reviews financial targets, operational targets, leadership criteria, capital allocation metrics as well as governance metrics in determining annual bonuses. Financial guidelines for 2021 and 2022 were impacted by the decision in May 2021 to cease soliciting new leasing customers and pursue an orderly run-off for the Company’s leasing portfolio. For 2022, our Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating

Officer earned 97.6%, 97.5% and 96.7% of their annual bonus opportunity, respectively. Financial and operational factors that led to these payouts include levels of royalty revenue, operating income, earnings per share, store count, franchisee store level performance, net income per employee and return on assets. The Company does not disclose the specific targets for our annual bonus opportunities as that would be inconsistent with the Compay’s investor relations practices. The Company does not issue earnings guidance or host quarterly conference calls.

Long-Term, Equity-Based Compensation. The third primary component of compensation is long-term incentive compensation in the form of stock options, a critical element of our executive compensation plan. We use equity-based compensation in the form of stock option grants to align the interests of the NEOs with those of shareholders. Options granted to the NEOs by the Compensation Committee under our employee stock option plan are issued at fair market value at the date of grant, vest equally over four years and such vesting is contingent upon the continued employment of the NEO, creating an incentive for the executive to remain an employee for an extended period. Typically, equity-based incentive compensation is awarded to NEOs by the Compensation Committee semi-annually on or about the first of June and during the Compensation Committee’s December meeting, although the Compensation Committee retains the discretion to award options at any time. Our NEOs only receive value from these grants when (i) they are exercised; and (ii) only if value is created for our shareholders. At any point in time, each NEO has unvested options with meaningful equity value. Over our history, this has encouraged long-term behavior and consistency in our senior management team. For 2022, our Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer received stock option grants equal to 94.7%, 96.6% and 90.7% of their annual base salaries, respectively, based on grant date fair value computations in accordance with FASB ASC Topic 718.

We believe that the design and execution of our executive compensation plan has resulted in a stable, long-term oriented management team, which has benefited Winmark shareholders.

Change of Control Payments and At-Will Employment. Our NEOs are at-will employees operating without employment contracts. None of our NEOs are awarded change-of-control payments, pension agreements, or pre-determined severance arrangements other than the potential acceleration of option vesting as a result of a “Transaction” as described on page 16. Instead, by not committing to base salary, annual bonus opportunities or stock options over a long term, we preserve the flexibility to make a change if any NEO is underperforming expectations. Although we have in the past, and at our discretion may in the future, negotiate severance agreements with our NEOs upon their termination, we are under no obligation to do so.

Consideration of Risk Related to Compensation Policies

We believe that our compensation policies, practices and programs work together to minimize exposure to excessive risk while appropriately pursuing strategies that emphasize maximizing shareholder value. The balance of the compensation components and the importance placed on the achievement of long-term financial and strategic objectives do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

Compensation Approval Process

Role of the Chief Executive Officer

Mr. Heffes has a unique perspective regarding the compensation of NEOs. As a large shareholder, Mr. Heffes has a strong interest in maximizing shareholder value. As our primary executive officer, Mr. Heffes has access to and makes decisions regarding all facets of our businesses, and has the ability to evaluate the performance of each NEO. He provides information to the Compensation Committee, who ultimately approves the compensation of our NEOs.

Mr. Heffes reviews the overall performance of all of our business segments and each individual NEO’s performance, taking into account our compensation philosophy and the compensation factors described above. After receiving input from other NEOs at his discretion, Mr. Heffes makes an initial assessment regarding each element of compensation for the NEOs, including himself. His assessment is submitted to the Compensation Committee for discussion at its annual meeting in December. The final approval of all NEOs’ compensation, including that of Mr. Heffes, is at the sole discretion of the Compensation Committee.

Compensation Committee Process

The Compensation Committee meets annually to review and approve the compensation of our executive officers and non-employee directors, as well as to oversee broad-based employee compensation policies. The Compensation Committee reviews the recommendations of the Chief Executive Officer regarding NEO annual incentive bonus compensation for the current year, NEO option grants for the current year, and NEO salaries for the following year, with the power to approve, modify or reject the proposed awards. The Compensation Committee is also responsible for determining compensation and annually evaluating the performance of the Chief Executive Officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Mark L. Wilson, Chairman

Jenele C. Grassle

Gina D. Sprenger

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers (“NEOs”) for the fiscal years ended December 31, 2022, December 25, 2021 and December 26, 2020.

					All Other
				Option Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	Total ($)
Brett D. Heffes	2022	625,000	610,000	591,845	11,820	1,838,665
Chief Executive Officer	2021	600,000	600,000	615,355	11,270	1,826,625
and Chairman of the Board of Directors	2020	325,000	295,000	226,000	10,400	856,400
Anthony D. Ishaug	2022	395,000	385,000	381,615	11,820	1,173,435
Chief Financial Officer and Treasurer	2021	375,000	375,000	381,805	11,270	1,143,075
	2020	325,000	295,000	226,000	10,400	856,400
Renae M. Gaudette	2022	300,000	290,000	272,202	11,820	874,022
Chief Operating Officer (3)	2021	250,000	250,000	269,745	11,270	781,015
	2020	200,000	100,000	197,750	10,400	508,150

(1)	The amounts included under the Option Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal 2022, 2021 and 2020 under the 2020 Stock Option Plan. A discussion of the assumptions made in the valuation of our stock options is located in footnote 6 “Shareholders’ Equity (Deficit)” in the Annual Report on Form 10-K, and is incorporated herein by reference.

(2)	All Other Compensation paid by Winmark is comprised of 401(k) matching contributions, an optional annual contribution to each employee’s retirement account, and life insurance premium payments. NEOs receive the same 401(k) matching benefits and the same optional annual contribution to employee retirement accounts as all active and eligible employees. The maximum life insurance payout for executive officers ($250,000), including NEOs, is higher than the maximum payout for salaried exempt and non-exempt employees ($200,000).

(3)	Ms. Gaudette was promoted to Executive Vice President and Chief Operating Officer in February 2022 and to President, Franchising in February 2020.

CEO Pay Ratio

The annual total compensation for fiscal year 2022 for our CEO, as noted above in the Summary Compensation Table, was $1,838,665. The annual total compensation for fiscal year 2022 for our median employee was $90,695. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2022 was 20.3 to 1.

In determining the median employee, a listing was prepared of all employees as of December 31, 2022, the last day of our fiscal year, with their corresponding annual total compensation determined in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table above. For those employees that were not employed for the full fiscal year, their annual salary was used to compute their annual total compensation. The listing was then ranked from lowest to highest in annual total compensation, which excluding the CEO, totaled 82 employees. Since the number of employees excluding the CEO was an even number, the median employee was determined using the average of the total compensation of the two employees ranked 41st and 42nd on the list.

Pay Versus Performance

Value of Initial
			Average		Fixed $100
			Summary	Average	Investment
	Summary		Compensation	Compensation	Based On
	Compensation	Compensation	Table Total	Actually Paid	Total
	Table Total for	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Net
Year	PEO(1)	to PEO(1)	NEOs(2)	NEOs(2)	Return	Income
2022	$ 1,838,665	$ 2,155,075(3)	$ 1,023,729	$ 1,174,596(4)	$ 136	$ 39,424,900
2021	$ 1,826,625	$ 2,530,288(5)	$ 962,045	$ 1,620,766(6)	$ 136	$ 39,919,900

(1)	The PEO listed in the table for all years presented includes Brett D. Heffes, Chief Executive Officer.

(2)	The Non-PEO NEOs listed in the table for all years presented include Anthony D. Ishaug, Chief Financial Officer and Treasurer, and Renae M. Gaudette, Chief Operating Officer.

(3)	The calculation of Compensation Actually Paid (CAP) includes the following adjustments: subtraction for values reported in the Option Awards column of the Summary Compensation table, ($591,845); addition of year-end fair value for Option Awards granted during the year that are outstanding and unvested as of the end of the year, $858,464; addition of increase in the fair value at the end of the year from the prior year end for Option Awards granted in prior years that are outstanding and unvested as of the end of the year, $141,517; subtraction of decrease in the fair value at the vesting date from the prior year end for Option Awards granted in prior years that vested in the year, ($91,726).

(4)	The calculation of CAP includes the following adjustments: subtraction for values reported in the Option Awards column of the Summary Compensation table, ($326,909); addition of year-end fair value for Option Awards granted during the year that are outstanding and unvested as of the end of the year, $475,051; addition of increase in the fair value at the end of the year from the prior year end for Option Awards granted in prior years that are outstanding and unvested as of the end of the year, $94,204; subtraction of decrease in the fair value at the vesting date from the prior year end for Option Awards granted in prior years that vested in the year, ($91,479).

(5)	The calculation of CAP includes the following adjustments: subtraction for values reported in the Option Awards column of the Summary Compensation table, ($615,355); addition of year-end fair value for Option Awards granted during the year that are outstanding and unvested as of the end of the year, $602,093; addition of increase in the fair value at the end of the year from the prior year end for Option Awards granted in prior years that are outstanding and unvested as of the end of the year, $462,835; addition of increase in the fair value at the vesting date from the prior year end for Option Awards granted in prior years that vested in the year, $254,090.

(6)	The calculation of CAP includes the following adjustments: subtraction for values reported in the Option Awards column of the Summary Compensation table, ($325,775); addition of year-end fair value for Option Awards granted during the year that are outstanding and unvested as of the end of the year, $366,876; addition of increase in the fair value at the end of the year from the prior year end for Option Awards granted in prior years that are outstanding and unvested as of the end of the year, $410,244; addition of increase in the fair value at the vesting date from the prior year end for Option Awards granted in prior years that vested in the year, $207,376.

Graphical Representation of Compensation Actually Paid (CAP) and Performance

Outstanding Equity Awards at Fiscal Year-End 2022

The table below summarizes option awards outstanding for each of the NEOs as of the end of fiscal 2022.

Option Awards

	Number of Securities	Number of Securities Underlying
	Underlying Unexercised Options	Unexercised Options (#)	Option Exercise	Option Expiration
Name	(#) Exercisable(1)	Unexercisable	Price ($)	Date
Brett D. Heffes	3,129	—	98.25	06/01/2026
	5,000	—	125.50	12/12/2026
	4,184	—	122.50	06/01/2027
	5,000	—	134.25	12/11/2027
	5,000	—	143.20	06/01/2028
	5,000	—	156.00	12/11/2028
	3,000	1,000	164.84	06/01/2029
	3,000	1,000	176.20	12/16/2029
	2,000	2,000	143.87	06/01/2030
	2,000	2,000	183.87	12/14/2030
	1,000	3,000	195.82	06/01/2031
	2,775	8,325	261.32	12/13/2031
	—	9,360	197.80	06/01/2032
	—	5,740	238.60	12/12/2032
Anthony D. Ishaug	2,331	—	59.77	06/01/2023
	7,500	—	82.72	12/16/2023
	5,992	—	66.29	06/01/2024
	7,500	—	80.32	12/15/2024
	5,713	—	91.93	06/01/2025
	6,800	—	90.99	12/14/2025
	5,783	—	98.25	06/01/2026
	6,800	—	125.50	12/12/2026
	4,184	—	122.50	06/01/2027
	5,000	—	134.25	12/11/2027
	5,000	—	143.20	06/01/2028
	5,000	—	156.00	12/11/2028
	3,000	1,000	164.84	06/01/2029
	3,000	1,000	176.20	12/16/2029
	2,000	2,000	143.87	06/01/2030
	2,000	2,000	183.87	12/14/2030
	1,000	3,000	195.82	06/01/2031
	1,425	4,275	261.32	12/13/2031
	—	5,920	197.80	06/01/2032
	—	3,780	238.60	12/12/2032
Renae M. Gaudette	2,250	—	66.29	06/01/2024
	3,000	—	80.32	12/15/2024
	2,500	—	91.93	06/01/2025
	2,500	—	90.99	12/14/2025
	2,500	—	98.25	06/01/2026
	2,500	—	125.50	12/12/2026
	2,500	—	122.50	06/01/2027
	2,500	—	134.25	12/11/2027
	3,000	—	143.20	06/01/2028
	3,000	—	156.00	12/11/2028
	2,250	750	164.84	06/01/2029
	2,250	750	176.20	12/16/2029
	1,750	1,750	143.87	06/01/2030
	1,750	1,750	183.87	12/14/2030
	875	2,625	195.82	06/01/2031
	875	2,625	261.32	12/13/2031
	—	4,480	197.80	06/01/2032
	—	2,520	238.60	12/12/2032
(1)	All of the above-listed option awards were granted pursuant to the 2010 Stock Option Plan and the 2020 Stock Option Plan. Unless otherwise indicated, the option awards vest 25% per year for four years, beginning on the first anniversary of the option grant. Each option award was granted on the date 10 years prior to the expiration date, and expires on the indicated date, or earlier in the case of an employee’s termination, disability or death.

Potential Payments Upon Termination or Change-in-Control

We have not entered into contracts or agreements with the NEOs, individually or as a group, guaranteeing payments to them upon any termination or a change of control of Winmark. However, our 2010 Stock Option Plan (“2010 Plan”) and 2020 Stock Option Plan (“2020 Plan”), which provide option awards to our NEOs, provide that optionees are eligible for certain benefits when a “Transaction” occurs, as defined therein. A “Transaction” includes the acquisition of the Company through the sale of substantially all of our assets or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation. Generally speaking, all of the outstanding and unvested stock options granted under the 2010 Plan and 2020 Plan become immediately exercisable upon the occurrence of a Transaction unless the Board selects to either: (a) terminate the 2010 Plan and 2020 Plan and cancel outstanding options not exercised prior to a reasonable exercise period; (b) pay optionees, either in cash or shares of the surviving corporation’s stock, the difference between the fair market value of the stock price and the stock option exercise price; or (c) continue the 2010 Plan and 2020 Plan and allow optionees the right to exercise their respective options for an equivalent number of shares of stock of the succeeding corporation.

As of December 31, 2022, the NEOs had the following outstanding and unvested options to purchase shares of our Common Stock that could accelerate upon a change in control:

				Value Realized
	Unexercisable	Option Exercise	Stock Price	Upon Acceleration
Name	Option Shares (#)	Price ($)	December 31, 2022	($)(1)
Brett D. Heffes	1,000	164.84	235.83	70,990
	1,000	176.20		59,630
	2,000	143.87		183,920
	2,000	183.87		103,920
	3,000	195.82		120,030
	8,325	261.32		—
	9,360	197.80		355,961
	5,740	238.60		—
Anthony D. Ishaug	1,000	164.84	235.83	70,990
	1,000	176.20		59,630
	2,000	143.87		183,920
	2,000	183.87		103,920
	3,000	195.82		120,030
	4,275	261.32		—
	5,920	197.80		225,138
	3,780	238.60		—
Renae M. Gaudette	750	164.84	235.83	53,243
	750	176.20		44,723
	1,750	143.87		160,930
	1,750	183.87		90,930
	2,625	195.82		105,026
	2,625	261.32		—
	4,480	197.80		170,374
	2,520	238.60		—

(1)	Assuming that a change in control occurred at a stock price of $235.83 per share (the closing price of the Company’s stock as of December 31, 2022), before any withholding tax liabilities.

Director Compensation

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2022, nonemployee members of the Board of Directors were entitled to receive an annual cash retainer of $40,000 and an attendance fee of $1,000 for each Board, Compensation Committee or Nominating Committee meeting. Members of the Audit Committee were entitled to receive an attendance fee of $2,000 for each Audit Committee meeting. The Lead Director received an additional annual retainer of $5,000. For fiscal 2023, the annual cash retainer for non-employee members of the Board of Directors will increase to $42,500.

Stock Option Award

Pursuant to the terms of our 2020 Stock Option Plan, each nonemployee director is eligible to receive stock option grants as determined by the Compensation Committee. In June and December 2022, each current nonemployee director received a stock option grant of 880 shares and 620 shares, respectively, pursuant to the 2020 Stock Option Plan. These options vest 25% per year for four years, beginning one year from the date of the grant, and expire at the end of 10 years. All of the outstanding and unvested stock options granted under the 2020 Stock Option Plan become immediately exercisable upon the occurrence of a change in control of the Company.

Fiscal Year 2022 Director Compensation

The following table sets out the fiscal 2022 compensation for each of our current nonemployee directors.

	Fees Earned or
Name	Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Lawrence A. Barbetta	52,000	59,557	111,557
Amy C. Becker(3)	6,109	325,715	331,824
Jenele C. Grassle	46,000	59,557	105,557
Paul C. Reyelts	54,967	59,557	114,524
Philip I. Smith (4)	—	—	—
Gina D. Sprenger	46,000	59,557	105,557
Percy C. Tomlinson, Jr.	54,033	59,557	113,590
Mark L. Wilson	54,000	59,557	113,557

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal 2022. A discussion of the assumptions made in the valuation of our stock options is located in footnote 6 “Shareholders’ Equity (Deficit)” in the Annual Report on Form 10-K, and is incorporated herein by reference.

(2)	As of December 31, 2022, nonemployee directors hold options to purchase the following shares of our common stock pursuant to the Nonemployee Director Stock Option Plan: Mr. Barbetta, 6,051 shares; Ms. Becker, 6,120 shares; Ms. Grassle, 15,400 shares; Mr. Reyelts, 7,200 shares; Mr. Smith, 0 shares; Ms. Sprenger, 13,000 shares; Mr. Tomlinson, 8,500 shares; and Mr. Wilson, 6,238 shares.

(3)	Ms. Becker was appointed to our Board of Directors in November 2022 (subsequent to the grant of 880 shares in June 2022 to the other nonemployee directors) and upon appointment received an option to purchase 5,500 shares of the Company’s common stock that vests over four years.

(4)	Mr. Smith was appointed to our Board of Directors in March 2023 and upon appointment received an option to purchase 4,500 shares of the Company’s common stock that vests over four years.

Our executives who also serve on the Board of Directors do not receive compensation for their services as directors. The compensation for Mr. Heffes, our Chief Executive Officer who serves on the Board of Directors, is outlined in the Summary Compensation Table on page 12.

Transactions with Related Persons, Promoters and Certain Control Persons

On March 15, 2022, Winmark repurchased 100,000 shares of its common stock in a block trade from Nine Ten Capital Management LLC, a greater than 5% shareholder at the time, for $223.50 per share, or approximately $22.35 million in aggregate consideration.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has a formal written related party transaction statement of policy, which sets forth Winmark’s policies and procedures for the review, approval or ratification of any transaction with a related party required to be reported in our company’s filings with the SEC. The Audit Committee of the Board of Directors must approve any related party transaction subject to this policy before commencement of the related party transaction. The Audit Committee may, in its sole discretion, approve or deny any related party transaction. In the event Winmark’s management becomes aware of a related party transaction that has not been previously approved by the Audit Committee, such transaction will be submitted to the Audit Committee, which has the authority to ratify, amend, terminate or rescind the transaction as deemed appropriate in its discretion.

Securities Authorized for Issuance Under Equity Compensation Plans

The following information reflects certain information about our equity compensation plans as of December 31, 2022:

Equity Compensation Plan Information
	(a)	(b)	(c)
	Number of securities to be	Weighted average	Number of securities remaining
	issued upon exercise of	exercise price of	available for future issuance under
	outstanding options,	outstanding options,	equity compensation plans (excluding
Plan category	warrants and rights	warrants and rights	securities reflected in column (a))
Equity compensation plans approved by security holders	361,628	$164.70	81,076

Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL	361,628	$164.70	81,076

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Common Stock beneficially owned by (i) each person known by us to own more than 5% of the outstanding shares of Common Stock, (ii) each Named Executive Officer in the Summary Compensation Table, (iii) each director, (iv) each director nominee and (v) all directors and executive officers as a group. All persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned, unless otherwise noted. The number of shares listed is as of March 6, 2023, the Record Date, unless otherwise noted.

Name (and Address of 5% Holders)	Number of Shares		Percent of
or Identity of Group	Beneficially Owned	(1)	Outstanding Shares
Brett D. Heffes	149,588		4.3%
Anthony D. Ishaug	125,176		3.5%
Renae M. Gaudette	47,975		1.4%
Lawrence A. Barbetta	26,940		*
Mark L. Wilson	23,510		*
Jenele C. Grassle	14,148		*
Paul C. Reyelts	7,335		*
Gina D. Sprenger	5,374		*
Percy C. Tomlinson, Jr.	1,950		*
Amy C. Becker	0		*
Philip I. Smith	0		*
Ronald G. Olson 1630 North Ridge Drive Wayzata, MN 55391	416,607	(2)	12.0%
Mawer Investment Management Ltd. 600, 517 – 10th Avenue SW Calgary, Alberta, Canada T2R 0A8	376,682	(3)	10.9%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	217,245	(4)	6.3%
All directors and executive officers as a group (11 persons)	401,996	(5)	11.0%

*       Less than 1%

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days of the Record Date through the exercise of stock options: Mr. Heffes, 41,088; Mr. Ishaug, 80,028; Ms. Gaudette, 36,000; Mr. Barbetta, 2,299; Mr. Wilson, 2,486; Ms. Grassle, 11,648; Mr. Reyelts, 0; Ms. Sprenger, 5,374; Mr. Tomlinson, 1,750; Ms. Becker, 0; and Mr. Smith, 0.
(2)	We have relied on information provided by Mr. Olson in a Form 4 filed on May 10, 2021. Includes 251,973 shares held by Mr. Olson’s wife.
(3)	We have relied on information provided by Mawer Investment Management Ltd. on Schedule 13G/A filed on February 13, 2023.
(4)	We have relied on information provided by Blackrock, Inc. on Schedule 13G/A filed on January 31, 2023.
(5)	Includes 180,673 shares which are not outstanding, but may be acquired within 60 days of the Record Date by all directors and executive officers as a group through the exercise of stock options.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal #3)

General

Section 14A of the Exchange Act requires that Winmark seek a non-binding advisory vote from its shareholders to approve executive compensation.

The Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term shareholder value. As previously discussed, there are three primary components to NEO compensation: (1) base salary, (2) annual bonus opportunity and (3) Long-term, equity based compensation (see discussion in EXECUTIVE COMPENSATION, pp. 9-12.)

Board Recommendation

The Board recommends that the shareholders approve the compensation awarded by the Company to the NEOs, as described in the tabular disclosures and other narrative executive compensation disclosures in this Proxy Statement (pp. 9-12) as required by the rules of the SEC. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. This is particularly true, in light of the ownership of the NEOs as a group.

The advisory vote to approve executive compensation is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of our NEOs remains with the Board of Directors.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal #4)

General

The Audit Committee has the authority to appoint and discharge the independent registered public accounting firm and has chosen to retain Grant Thornton LLP to serve as independent registered public accounting firm for fiscal year 2023. The Board is submitting such appointment of Grant Thornton LLP to the shareholders for ratification. If the appointment of Grant Thornton LLP is not ratified, the Board of Directors will require the Audit Committee to reconsider its selection. Representatives from Grant Thornton LLP expect to be present at the meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed by Grant Thornton LLP for professional services rendered as our independent registered public accounting firm during the 2022 and 2021 fiscal years.

	Grant Thornton LLP
Fee Category	Fiscal 2022 Fees	Fiscal 2021 Fees
Audit Fees	$253,760	$239,200
Audit-Related Fees	16,120	16,120
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$269,880	$255,320

Audit Fees. Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services primarily consist of employee benefit plan audits.

Pursuant to its Audit Committee Charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for Winmark by its independent auditors or any other auditing or accounting firm.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of certain Winmark independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the NASDAQ OMX Group, Inc. (“NASDAQ”) that governs audit committee composition, Rule IM-5605-4, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2).

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of Winmark. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed with management Winmark’s consolidated audited financial statements as of and for the year ended December 31, 2022; and

(2)	discussed with the independent auditors the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; and

(3)	received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Winmark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Paul C. Reyelts, Chairman

Lawrence A. Barbetta

Percy C. Tomlinson, Jr.

Mark L. Wilson

Board Recommendation

The Board of Directors recommends that the shareholders vote FOR Proposal #4 to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Winmark. Under applicable Minnesota law, approval of the proposal to be voted on at the meeting requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Rule 14a-8 of the SEC permits shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules.

The Winmark Corporation 2024 Annual Meeting of Shareholders is expected to be held on or about April 24, 2024. Proxy materials for that meeting are expected to be mailed on or about March 20, 2024. Under SEC Rule 14a-8, shareholder proposals to be included in the Winmark Corporation proxy statement for that meeting must be received by Winmark Corporation on or before November 21, 2023. Additionally, if Winmark Corporation receives notice of a shareholder proposal after February 4, 2024, the proposal will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of Winmark Corporation, Inc. for its 2024 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal.

ANNUAL REPORT ON FORM 10-K

A COPY OF OUR FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. THE ANNUAL REPORT IS INCORPORATED HEREIN BY REFERENCE. WE WILL FURNISH TO ANY SHAREHOLDER, UPON ORAL OR WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE FURNISHING OF SUCH EXHIBIT(S). ANY REQUEST SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF OUR COMMON STOCK ON MARCH 6, 2023, THE RECORD DATE FOR THE 2023 ANNUAL MEETING, AND SHOULD BE DIRECTED TO ANTHONY D. ISHAUG, CHIEF FINANCIAL OFFICER AND TREASURER, AT OUR PRINCIPAL ADDRESS OR BY TELEPHONE AT (763) 520-8500.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will have authority to vote on that business in accordance with their judgment.

By the Order of the Board of Directors

Brett D. Heffes
Chairman of the Board and Chief Executive Officer

WINMArK CorPorATIoN ANNUAL MEETING oF SHArEHoLDErS Wednesday, Ap;il 26, 2023 3:00 p.m. Winma;k C>;p>;ati>n C>;p>;ate Headqua;te;s 605 Highway 169 N, Suite 100 Minneap>lis, MN 55441 Winma;k C>;p>;ati>n 605 Highway 169 N, Suite 100, Minneap>lis, MN 55441 Prox This p;> y is s>licited by the B>a;d >f Di;ect>;s f>; use at the Annual Meeting >n Ap;il 26, 2023. Your shares of stock will be voted as you specify below. If n> ch>ice is specified, the p;> y will be v>ted “For” Items 1, 2, 3 and 4. By signing the proxy, you revoke all prior proxies and appoint Brett D. Heffes and Anthony D. Ishaug, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.

Winmark Corporation

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Set the number of directors at eight (8). ☐ For ☐ Against ☐ Abstain

2. Election of Directors:

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3. Advisory vote to approve executive compensation. ☐ For ☐ Against ☐ Abstain

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________, 2023

Signature(s) in Box

The B>a;d >f Di;ect>;s rec>mmends a V>te For Items 1, 2, 3 and 4. 1. Set the number of directors at eight (8). n For n Against n Abstain 2. Election of Directors: 01 Brett D. Heffes 05 Philip I. Smith n Vote FOR n Vote WITHHELD 02 Lawrence A. Barbetta 06 Gina D. Sprenger all nominees from all nominees 03 Amy C. Becker 07 Percy C. Tomlinson, Jr. (except as marked) 04 Jenele C. Grassle 08 Mark L. Wilson (Inst;ucti>ns: T> withh>ld auth>;ity t> v>te f>; any indicated n>minee, w;ite the numbe;(s) >f the n>minee(s) in the b> p;>vided t> the ;ight.) 3. Advisory vote to approve executive compensation. n For n Against n Abstain 4. Ratify the appointment of GRANT THORNTON LLP as independent registered public accounting firm for the 2023 fiscal year. n For n Against n Abstain In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS Prox WHEN ProPErL ExECUTED WILL BE VoTED AS DIrECTED or, IF No DIrECTIoN IS GIVEN, WILL BE VoTED For ITEMS 1, 2, 3 and 4. Address Change? Mark box, sign, and indicate changes below: n Date _________________________________, 2023 Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Winmark Corporation